# TRIBAND ENTERPRISE CORP.

**ANNUAL GENERAL MEETING**
**OF SHAREHOLDERS**

TO BE HELD ON FRIDAY, AUGUST 9$^{TH}$, 2002

## NOTICE OF MEETING
## AND MANAGEMENT PROXY AND INFORMATION CIRCULAR

*THIS NOTICE OF MEETING AND MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF TRIBAND ENTERPRISE CORP. OF PROXIES TO BE VOTED AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS OF TRIBAND ENTERPRISE CORP. TO BE HELD ON FRIDAY, AUGUST 9$^{TH}$ , 2002..*

**TO BE HELD AT: The Offices of Gerald R. Tuskey, Barrister & Solicitor Suite 1000 – 409 Granville St., Vancouver, British Columbia 10:00 a.m., Pacific Time**

Dated: July 3, 2002

**TRIBAND ENTERPRISE CORP.**
**MANAGEMENT INFORMATION CIRCULAR**
**SOLICITATION OF PROXIES**

**THIS MANAGEMENT INFORMATION CIRCULAR ("MANAGEMENT INFORMATION CIRCULAR") IS PROVIDED IN CONNECTION WITH THE SOLICITATION BY MANAGEMENT OF TRIBAND ENTERPRISE CORP. (THE "CORPORATION")** of proxies for the annual general meeting of the shareholders of the Corporation (the "Meeting") to be held on Friday, August 9th, 2002, at 10:00 a.m., at the offices of Gerald R.Tuskey, Barrister & Solicitor, Suite 1000 – 409 Granville St., Vancouver, British Columbia, or at any adjournment thereof for the purposes set out in the accompanying notice of meeting ("Notice of Meeting").

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, telegraph or personal interview by regular employees of the Corporation, at a nominal cost. In accordance with National Policy No. 41, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Corporation.

**APPOINTMENT AND REVOCATION OF PROXIES**

**The persons named (the "Management Designees") in the enclosed instrument of proxy ("Instrument of Proxy") have been selected by the directors of the Corporation and have indicated their willingness to represent as proxy the shareholder who appoints them. A shareholder has the right to designate a person (whom need not be a shareholder) other than the Management Designees to represent him or her at the Meeting.**

Such right may be exercised by inserting in the space provided for that purpose on the Instrument of Proxy the name of the person to be designated and by deleting therefrom the names of the Management Designees, or by completing another proper form of proxy and delivering the same to the transfer agent of the Corporation. Such shareholder should notify the nominee of the appointment, obtain the nominee's consent to act as proxy and should provide instructions on how the shareholder's shares are to be voted. The nominee should bring personal identification with him to the Meeting. In any case, the form of proxy should be dated and executed by the shareholder or an attorney authorized in writing, with proof of such authorization attached, where an attorney executed the proxy form. In addition, a proxy may be revoked by a shareholder personally attending at the Meeting and voting his shares. A form of proxy will not be valid for the Meeting or any adjournment thereof unless it is completed and delivered to the Corporation's transfer agent, Computershare Trust Company of Canada, 100 University Ave., 9th Floor Toronto, Ontario, M5J 2Y1 at least forty-eight (48) hours, excluding Saturdays, Sundays and holidays, before the Meeting or any adjournment thereof. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

A shareholder who has given a proxy may revoke it as to any matter upon which a vote has not already been cast pursuant to the authority conferred by the proxy. In addition to revocation in any other manner permitted by law, a proxy may be revoked by depositing an instrument in writing executed by the shareholder or by his authorized attorney in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized, either at the registered office of the Corporation or with Computershare Trust Company of Canada, 100 University Ave., 9th Floor, Toronto, Ontario, M5H 2Y1 at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof at which the proxy is to be used, or by

depositing the instrument in writing with the Chairman of such Meeting on the day of the Meeting, or any adjournment thereof. In addition, a proxy may be revoked by the shareholder personally attending the Meeting and voting his shares.

## ADVICE TO BENEFICIAL SHAREHOLDERS

Shareholders who do not hold their shares in their own name (referred to herein as "Beneficial Shareholders") are advised that only proxies from shareholders of record can be recognized and voted upon at the Meeting. Beneficial Shareholders who complete and return a proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder. Every intermediary (brokerage) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The Instrument of Proxy supplied to Beneficial Shareholders is substantially similar to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.
All references to shareholders in this Management Information Circular and the accompanying Instrument of Proxy and Notice of Meeting are to shareholders of record unless specifically stated otherwise.

## VOTING OF PROXIES

Each shareholder may instruct this proxy how to vote his common shares by completing the blanks on the Instrument of Proxy. All common shares represented at the Meeting by properly executed proxies will be voted or withheld from voting (including the voting on any ballot), and where a choice with respect to any matter to be acted upon has been specified in the Instrument of Proxy, the common shares represented by the proxy will be voted in accordance with such specification.

**In the absence of any such specification as to voting on the Instrument of Proxy, the Management Designees, if named as proxy, will vote in favour of the matters set out therein. In the absence of any specification as to voting on any other form of proxy, the common shares represented by such form of proxy will be voted in favour of the matters set out therein. The enclosed Instrument of Proxy confers discretionary authority upon the Management Designees, or other persons named as proxy, with respect to amendments to or variations of matters identified in the Notice of Meeting and any other matters which may properly come before the Meeting. As of the date hereof, the Corporation is not aware of any amendments to, variations of or other matters which may come before the Meeting. In the event that other matters come before the Meeting, then the Management Designees intend to vote in accordance with the judgment of management of the Corporation.**

## QUORUM

A quorum of shareholders is present at a meeting of shareholders if a holder or holders of not less than 25% of the shares entitled to vote at a meeting of shareholders are present in person or by proxy.

## VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

As at July 3, 2002 (the "Effective Date"), the Corporation has an authorized capital consisting of an unlimited number of common shares without nominal or par value, of which 6,809,902 are issued and outstanding. In addition, the Corporation is authorized to issue an unlimited number of preferred shares, issuable in series, none of which are currently issued. Holders of common shares of record at the close of business on July 3, 2002 (the "Record Date") are entitled to vote such common shares at the Meeting on the basis of one vote for each common share held except to the extent that, (a) the holder has transferred the ownership of any of his common shares after the Record Date, and (b) the

transferee of those common shares produces properly endorsed share certificates, or otherwise establishes that he owns the common shares, and demands not later than ten (10) days before the day of the Meeting that his name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote his common shares at the Meeting. To the knowledge of the directors and Executive Officers (as hereinafter defined in "Compensation of Executive Officers") of the Corporation, as at the Effective Date, no person, firm or corporation beneficially owned, directly or indirectly, or exercised control or direction over voting securities carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation, except for as indicated below:

| **Name** | **Number of Common Shares** | **Type of Ownership** | **Percentage of Class Held** |
|---|---|---|---|
| CDS & Co.<br>NCI Account<br>25 The Esplanade<br>P.O. Box 1038 Stn. A<br>Toronto, Ontario, M5W 1G5 | 5,125,818 | Indirect/Beneficial | 75.27% |

## EXECUTIVE COMPENSATION

### Compensation of Executive Officers

As at the date hereof, the Corporation has two Executive Officers, both of whom are also directors. "Executive Officer" means the Chairman and any vice-chairman of the Board of Directors, president, secretary or any vice-president and any officer of the Corporation or its subsidiary who performs a policy making function in respect of the Corporation. The aggregate cash compensation (including salaries, fees, director's fees, commissions, bonuses paid for services rendered during the most recently completed fiscal year, bonuses paid for services rendered in a previous year, and any compensation other than bonuses earned during the most recently completed fiscal year the payment of which was deferred) paid to the Executive Officers in their capacities as an Executive Officer was $108,375.

### Summary Compensation

The following table, presented in accordance with the Regulations made under the *Securities Act* (British Columbia) (the "Regulation"), sets forth all annual and long term compensation for services in all capacities to the Corporation for the most recent completed fiscal year (to the extent required by the Regulation), in respect of the individual(s) who were, at the date hereof, acting in a capacity similar to a Chief Executive Officer (the "Named Executive Officers") of the Corporation.

| | **SARs(1) Granted** | **Restricted Shares or Restricted Share Units ($)** | **LTIP (2) Payouts ($)** | **All other Compensation ($)** |
|---|---|---|---|---|
| Gary Freeman | 2001 nil | nil | nil | $50,000 |
| President(3) | 2000 70,000 | nil | nil | $50,000 |
| President | 1999 20,000 | nil | nil | nil |
| Jerry Pogue, | | | | |
| Past President (4) | 2001 nil | nil | nil | nil |
| | 2000 25,000 | nil | nil | $101,250 |
| | 1999 20,000 | nil | nil | $55,000 |

**Notes:**

(1) "SARs" or "Stock appreciation right" means a right granted by the Corporation, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities of the Corporation

(2) "LTIP " or "long term incentive plan" means any plan which provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans

or plans for compensation through restricted shares or restricted share units.
(3) Gary Freeman was appointed President in March 2000. This figure represents Mr. Freeman's annual compensation.
(4) Mr. Pogue resigned as President in March, 2000 and remains as director.

**Compensation of Directors**

Since incorporation, no cash compensation was paid to any director of the Corporation in his capacity as a director. See "Other Compensation" below. In February, 2002, the Board of Directors cancelled any existing incentive stock options previously granted to directors, officers, employees and consultants. In February, 2002, the Board of Directors granted 505,000 incentive stock options to directors, officers and consultants of the Company at a price of $0.17 per share which options expire February 27, 2007. Executive Officers of the Corporation who also act as directors of the Corporation, do not receive any additional compensation for services rendered in their capacity as directors, other than as paid by the Corporation to such Executive Officers in their capacity as Executive Officers. See "Compensation of Executive Officers".

**Stock Option Plan and Stock Options**

The Corporation has in place a stock option plan (the "Plan"). The Plan has been established to provide incentive to qualified parties to increase their proprietary interest in the Corporation and thereby encourage their continuing association with the Corporation. The Plan is administered by the directors of the Corporation. The Plan provides that options will be issued pursuant to option agreements in substantially the form appended to the Stock Option Plan document (the "Option Agreements"). The Option Agreements shall all provide for the expiration of such options on a date not later than five years after the issuance of such option. If approved, options granted to participants who are resident in any jurisdiction other than the Province of Ontario shall not have an exercise price that is less than the price permitted by any stock exchange on which the Common Shares are then listed or other regulatory body having jurisdiction. Options granted to participants who are resident in Ontario shall not have an exercise price that is less than the closing market price of the Common Shares on any stock exchange on which the Common Shares are then listed on the day immediately prior to the date the price reservation is made. During the Corporation's most recent fiscal year ended November 30, 2001, no options were granted to Executive Officers However, in February, 2002, the Board of Directors cancelled all pre-existing stock options that had been granted to directors, officers, employees and consultants and issued 505,000 new stock options to directors, officers and consultants of the company at an exercise price of $0.17 per share, which options expire February 27, 2007. The following table sets forth options granted to Executive Officers of the Corporation and which are outstanding as at the date hereof.

**<u>Outstanding Incentive Director, Officer and Consultant Stock Options as at July 3, 2002</u>**

| Name of Optionees | No. of Common Shares Subject to Option (#) | Date of Grant | Exercise Price $ | Expiry Date | Market Value on Date of Grant |
|---|---|---|---|---|---|
| Jerry Pogue | 90,000 | Feb. 27, 2002 | $0.17 | Feb 27, 2007 | $15,300 |
| Gary Freeman | 250,000 | Feb 27, 2002 | $0.17 | Feb 27, 2007 | $42,500 |

| | | | | | |
|---|---|---|---|---|---|
| Michael Bartlett | 50,000 | Feb 27, 2002 | $0.17 | Feb. 27, 2007 | $8,500 |
| Sam Szajman | 25,000 | Feb. 27, 2002 | $0.17 | Feb. 27, 2007 | $4,250 |
| William R. Green | 60,000 | Feb. 27, 2002 | $0.17 | Feb. 27, 2007 | $10,200 |
| Kathleen Martin | 25,000 | Feb. 27, 2002 | $0.17 | Feb. 27, 2007 | $4,250 |
| **TOTAL** | **505,000** | | | | **$85,000** |

**Stock Options/SAR Grants to Named Executive Officer(s) During the Most Recently Completed Financial Year**

The following table sets forth, in accordance with the Regulation to the *Securities Act* (British Columbia) information in respect of the grants of option to purchase or acquire securities of the Corporation (whether or not intended with SARs and free standing SARs) and made during the Corporation's fiscal year ended November 30, 2001 to the Named Executive Officers.

**None**

**Aggregated Option/SAR Exercises During the Most Recently Completed Fiscal Year and Fiscal Year End Option/SAR Values**

The following table sets forth, in accordance with the Regulation to the *Securities Act* (British Columbia), information in respect of each exercise of options and free standing SARs, if any, during the Corporation's fiscal year ended November 30, 2001 and the financial year end in value of unexercised options and SARs.

| Name and Position | Securities Acquired on Exercise (#) | Aggregate Value Realized ($) | Unexercised Options at November 30, 2001 Exercisable/Unexercisable | Value of Unexercised "in the money" Options at November 30, 2001 Exercisable/Unexercisable(1), (2) |
|---|---|---|---|---|
| Jerry Pogue | 25,000 | Nil | 25,000 | Nil |
| Arthur S. Radke, | 7,000 | Nil | 7,000 | Nil |
| Timothy Percival | 10,000 | Nil | 10,000 | Nil |
| Gary Freeman | 20,000 | Nil | 20,000 | Nil |
| Gary Freeman | 70,000 | Nil | 70,000 | Nil |
| Albert Wu | 5,000 | Nil | 5,000 | Nil |
| Michael Bartlett | 20,000 | Nil | 20,000 | Nil |
| Sam Szajman | 20,000 | Nil | 20,000 | Nil |
| William R. Green | 20,000 | Nil | 20,000 | Nil |
| David Tenaglia | 12,000 | Nil | 12,000 | Nil |
| Shelley Morgan | 16,000 | Nil | 16,000 | Nil |
| **TOTAL** | **225,000** | | | |

**Note:**

(1) Unexercised "in-the-money" options refer to the options in respect of which the market value of the underlying securities as at the financial year-end exceeds the exercise or base price of the option.

(2) The aggregate of the difference between the market value of the Common Shares as at November 30, 2001 (the last day the Common Shares of the Corporation traded in fiscal 2001), being $0.12 per Common Share, and the exercise price of the options.

**Long-Term Incentive Plans - Awards in Most Recently Completed fiscal year**

The Corporation has not had and does not currently have any long term incentive plans, other than stock options granted from time to time by the Board of Directors under the provisions of the Corporation's stock option plan. See "Stock Option Plan and Stock Options".

**Stock Option and SAR re-pricing**

The Corporation did not make any downward re-pricing of stock options or stock appreciation rights during the fiscal year ended November 30, 2001.

**Pension and Retirement Plans and Payments Made Upon Termination of Employment**

The Corporation does not have any pension or retirement plan which is applicable to the Executive Officers. The Corporation has not provided compensation, monetary or otherwise, during the preceding fiscal year, to any person who now or previously has acted as an Executive Officer of the Corporation, in connection with or related to the retirement, termination or resignation of such person and the Corporation has provided no compensation to such persons as a result of change of control of the Corporation, its subsidiaries or affiliates. The Corporation is not party to any compensation plan or arrangement with the Executive Officers resulting from the resignation, retirement or termination of employment of such persons.

**Employment Contracts**

During the most recently completed financial year ended November 30, 2001, the Company paid a corporation owned by a director $5,000/month for a management fee. $8,550 of this compensation was paid in common shares. A further $20,000 was paid to a corporation owned by a director for shareholder communications.

During the most recently completed financial year ended November 30, 2001, the Company paid a corporation owned by a director $38,375 for geological services and legal services. $15,000 of this compensation was paid in common shares.

**Other Compensation**

Other than as set forth herein, the Corporation did not pay any other compensation to the Executive Officers or directors (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full time employees) during the last completed fiscal year.

**INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS**

During the fiscal year ended November 30, 2001, no director, Executive Officer, senior officer, nominee for election as a director, nor any of their respective associates or affiliates, is, or has been at any time since the beginning of the last completed fiscal year, indebted to the Corporation or its

subsidiary nor has any such person been indebted to any other entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding, provided by the Corporation.

## INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth herein or as previously disclosed, the Corporation is not aware of any material interests, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or Executive Officer, proposed nominee for election as a director or any shareholder holding more than 10% of the voting rights attached to the common shares or any associate or affiliate of any of the foregoing in any transaction in the preceding fiscal year or any proposed or ongoing transaction of the Corporation which has or will materially affect the Corporation.

## INTEREST OF RELATED PARTIES IN MATTERS TO BE ACTED UPON

Other than as set forth herein or as previously disclosed, the Corporation is not aware of any other material interest of any insider or related party of the Corporation or associate or affiliate thereof, in any matter to be acted upon at the Meeting.

## PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Board of Directors of the Corporation, the only matters to be brought before the meeting are those matters set forth in the accompanying Notice of Meeting.

### 1. Report and Financial Statements

The Board of Directors of the Corporation has approved all of the information in the annual report that accompanies this Management Information Circular and the audited financial statements of the Corporation for the year ended November 30, 2001, copies of which are delivered herewith.

### 2. Election of Directors

The following table sets forth the name of each of the persons proposed to be nominated for election as a director, all positions and offices in the Corporation presently held by such nominee, the nominee's municipality of residence, principal occupation at the present and during the preceding five years, the period during which the nominee has served as a director, and the number and percentage of common shares of the Corporation that the nominee has advised are beneficially owned by the nominee, directly or indirectly, or over which control or direction is exercised, as of the Effective Date.

**Unless otherwise directed, it is the intention of the Management Designees, if names as proxy, to vote for the election of the persons named in the following table to the Board of Directors.**

Management does not contemplate that any of such nominees will be unable to serve as directors; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, **proxies held by Management Designees will be voted for another nominee in their discretion unless the shareholder has specified in his form of proxy that his common shares are to be withheld from voting in the election of directors**. Each director elected will hold office until the next annual general meeting of shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the provisions of the *Business Corporations Act* (Alberta).

| Name and present office held | Director since | Number of shares beneficially owned, directly or indirectly, or over which control or direction is exercised at the date of this Information Circular | Principal occupation and if not at present an elected director, occupation during the preceding five years |
|---|---|---|---|
| **Gary Freeman**<br>*Vancouver, British Columbia*<br>*President and a Director* | March 14, 2000 | 514,500(1) Commo | Manager of investor Relations of International Panorama Resources, a public company trading on the CDNX-V until 1996; Investor Relations of Palmer Resources Ltd., a public company listed on the CDNX-V from October 1996 to February 1999; Investor Relations of Lyon Lake Mines., a public company listed on the MSE and the CDNX-V from February 1999 to March 2000; Project Co-ordinator for Triband Resource Corporation from October 1996 to March 2000. |
| **Jerry Pugue**<br>*Vancouver, British Columbia*<br>*Director* | August 22, 1996 | 90,266(2) Comm | Self-employed business consultant since 1994; President, CEO and Chairman of Palmer Resources Ltd. from May 1996 to February 1999 a public company which traded on the Vancouver Stock Exchange; Director of Lyon Lake Mines Ltd. a public company listed on the MSE and the CDNX-V from March 1999 to present |
| **Michael Bartlett**<br>*Vancouver, British Columbia*<br>*Director* | January 31,2000 | 50,000(3) Comm | President & Owner of Leisure Capital & Management Inc., a company which specializes in the pre-development, start-up in innovative strategic, conceptual, economic and financial solutions from 1989 to present; from 1998 Director, Chairman and President of Indico Technologies Corporation, a public company trading on the CDNX-AB; from 1996 to present, President & CEO of Creative Entertainment & Technologies, Inc., a public company trading on the CDNX-V. |
| **William Green** | March 14, 2000 | 160,000(4) Commo | President, Chairman and Director from 1969 to present of Mines Management Inc., a public company which trades on the US-OTC; President & Director of Maya Gold Limited, |

| | | | |
|---|---|---|---|
| | | | a public company listed on the CDNX from 1998 to present; vice President & Director of Petromin Resources Ltd., a public company listed on the CDNX-V from 1991 to present; Vice President and Director of Yamana Resources, a public company listed on the TSE from 1994 to 1995. |
| **Shalom (Sam) Szajmans** | January 31, 2000 | 25,000(5) Comm | Independent Corporate Finance Consultant from 1995 to present; Director and vice President, Legal Affairs of First Continental Bancorp, a private specialized commercial, asset-based finance company from 1996 to 1999 |

(1) Includes 264,500 common shares and 250,000 stock options issued but not exercised.

(2) Represents 266 common shares and 90,000 stock options issued but not exercised.

(3) Represents 50,000 stock options issued but not exercised.

(4) Represents 60,000 stock options issued but not exercised

(5) Represents 25,000 stock options issued but not exercised

Pursuant to the provisions of the Business Corporations Act (Alberta), the Company is required to have an audit committee. The general function of the audit committee is to review the overall audit plan and the Company's system of internal controls, to review the results of the external audit and to resolve any potential dispute with the Company's auditors. The Audit committee of the Company currently consists of Jerry G. Pogue, Michael L. Bartlett and Sam Szajman. The Audit Committee of the Company will be determined under the discretion of the board of directors. There are no other standing committees of the board of directors.

Advance Notice of the Meeting was published pursuant to section 111 of the *Company Act* (British Columbia) in the Globe and Mail at Calgary, Alberta on June 17, 2002. Pursuant to the provisions of the *Company Act* (British Columbia), the Company is required to have an Audit Committee which, at the present time, is comprised of

### 3. Appointment of Auditor

Unless such authority is withheld, the Management Designees, if named as proxy, intend to vote the common shares represented by any such proxy in favour of a resolution appointing of Sadovnick, Telford & Skov, Chartered Accountants, as auditor for the Corporation for the next ensuing year, to hold office until the close of the next annual general meeting of shareholders or until the firm of Davidson & Company is removed from office or resigns as provided law by the Corporation's By-laws, and authorizing the Board of Directors to fix the compensation of the auditors. Sadovnick, Telford & Skov have been the auditor of the Corporation since July 9, 2001.

## 4. Future Financing

Members will be asked to authorize the directors, in their discretion, to issue shares in excess of the Company's issued capital in accordance with the terms of any proposed future acquisitions, private placement, rights offering or prospectus financing and corresponding Brokers' Warrants or shares for debt settlements, at such price or prices, in such amount or amounts and to such individuals or entities as may by determined by the directors of the Company with any resulting possible effective change in control of the Company consequent thereon acceptable with the appropriate regulatory authorities.

## 5. Granting of Incentive Stock Options

Members will be asked to authorize the directors, in their discretion, to renegotiate any existing stock options and to grant options to directors, officers, employees and consultants of the Company and/or its subsidiaries or consultants, at such price or prices and upon such terms as may be acceptable to the TSX Venture Exchange (the "Exchange"), and to ratify and approve the grant and exercise of any stock options granted to directors, officers, employees and consultants otherwise than pursuant to a prior Member authorization. Exchange Listing Policy No. 23 (the "Policy") outlines the requirements and procedures associated with the granting of incentive stock options.

The Company has established a stock option plan (the "Plan") pursuant to which the board of directors may allocate non-transferable options to purchase common shares of the Corporate to directors, officers, employees and consultants of the Corporation and its subsidiaries. Pursuant to the terms of the plan, all stock options issued under the plan must comply with the rules of the TSX Venture Exchange (the "Exchange").

The Company intends to reserve a maximum of 10% of the issued Treasury shares of the Corporation pursuant to the Company's Plan for issuance to Directors and key employees pursuant to the Stock Option Agreements under the Plan entered into with them or to be entered into with them subject to regulatory approval and subject to member approval being obtained with respect to options granted to Insiders of the Company. The aggregate number of common shares that may be reserved for issuance to any one person may not exceed 5% of the issued and outstanding Common Shares. Options are granted in order to provide an optionee with a form of remuneration as an incentive to act in the best interest of the Corporation.

In the event Members do not approve this resolution, then any options, which may be granted to directors, officers, employees, consultants and insiders following the Meeting, will not be exercisable until approval of the Members is received to the granting of such options at some further General Meeting of its Members. **The Board of Directors recommends that the Members of the Company approve this resolution**.

## OTHER BUSINESS

While there is no other business other than that mentioned in the Notice of Meeting to be presented for action by the shareholders at the Meeting, **it is intended that the proxies hereby solicited will be exercised upon any other matters and proposals that may properly come before the Meeting or any adjournment or adjournments thereof, in accordance with the discretion of the persons authorized to act thereunder.**

## GENERAL

**Unless otherwise directed, it is management's intention to vote the proxies in favour of the resolutions set forth herein**. All special resolutions to be brought before the Meeting require, for the

passing of the same, a two-thirds majority of the votes cast at the Meeting by the holders of common shares. All other matters to be brought before the Meeting, including ordinary resolutions, require, for the passing of the same, a simple majority of the votes cast at the Meeting by the holders of common shares.

## BOARD APPROVAL

The contents and the sending of this Management Information Circular have been approved by the Board of Directors of the Corporation.

## CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

**DATED** this 3rd day of July, 2002.
*"Signed"*
**GARY R. FREEMAN**
**President and Director**

**TRIBAND ENTERPRISE CORP.**
**(Formerly Triband Resource Corporation)**
**(An Exploration Stage Company)**

**CONSOLIDATED FINANCIAL STATEMENTS**
**(Expressed in Canadian Dollars)**

**NOVEMBER 30, 2001**

**AUDITORS' REPORT**

**To the Shareholders of**
**Triband Enterprise Corp.**
**(Formerly Triband Resource Corporation)**
**(An Exploration Stage Company)**

We have audited the consolidated balance sheet of Triband Enterprise Corp. (formerly Triband Resource Corporation) as at November 30, 2001 and the consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for the year then ended, as well as this year's changes to the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2001. These financial statements, expressed in Canadian dollars, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2001 and the results of its operations, cash flows and changes in shareholders' equity for the year then ended, as well as this year's changes to the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2001 in accordance with Canadian generally accepted accounting principles. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.

The consolidated balance sheet as at November 30, 2000 and the consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for each in the two-year period ended November 30, 2000, as well as the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2000 were audited by other auditors who expressed an opinion without reservation on those financial statements in their report dated March 30, 2001.

**SADOVNICK TELFORD + SKOV**

**CHARTERED ACCOUNTANTS**

Vancouver, Canada
March 26, 2002

**TRIBAND ENTERPRISE CORP.**
**(Formerly Triband Resource Corporation)**
(An Exploration Stage Company)
**CONSOLIDATED BALANCE SHEETS**
(Expressed in Canadian Dollars)
AS AT NOVEMBER 30,

| | Notes | 2001 | 2000 |
|---|---|---|---|
| **ASSETS** | | | |
| **Current** | | | |
| Cash and cash equivalents | | $ 59,833 | $ 128,622 |
| Receivables | | 15,986 | 9,986 |
| Prepaid expenses | | 6,230 | 21,950 |
| | | 82,049 | 160,558 |
| **Property, plant and equipment** | 4 | 9,350 | 11,483 |
| **Mineral properties** | 2, 5 | - | 413,538 |
| **Deferred exploration costs** | 2, 6 | - | 783,717 |
| **Investments** | 7 | 27,565 | 27,565 |
| | | $ 118,964 | $ 1,396,861 |
| **LIABILITIES AND SHAREHOLDERS' EQUITY** | | | |
| **Current** | | | |
| Accounts payable and accrued liabilities | 9 | $ 102,035 | $ 38,810 |
| Due to affiliated company | 9 | 2,594 | 5,562 |
| | | 104,629 | 44,372 |
| **NATURE AND CONTINUANCE OF OPERATIONS** | 1 | | |
| **CONTINGENCY** | 13 | | |
| **Shareholders' equity** | | | |
| Capital stock | 8, 14 | 4,230,059 | 4,230,059 |
| Common shares committed to be issued | 8 | 125,000 | - |
| Deficit accumulated during the exploration stage | | (4,340,724) | (2,877,570) |
| | | 14,335 | 1,352,489 |
| | | $ 118,964 | $ 1,396,861 |

**On behalf of the Board:**

"Gary Freeman" Director

"Sam Szajman" Director

The accompanying notes are an integral part of these consolidated financial statements.

**TRIBAND ENTERPRISE CORP.**
**(Formerly Triband Resource Corporation)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT**
(Expressed in Canadian Dollars)

| | Cumulative Amounts From October 7, 1994 to November 30, 2001 | Years Ended November 30, 2001 | 2000 | 1999 |
|---|---|---|---|---|
| **GENERAL AND ADMINISTRATIVE EXPENSES** | | | | |
| Amortization | $ 16,280 | $ 3,097 | $ 4,376 | $ 212 |
| Consulting fees | 304,174 | 108,667 | 87,790 | 29,520 |
| Listing and transfer agent fees | 115,151 | 19,061 | 11,593 | 44,419 |
| Office | 191,914 | 37,393 | 40,400 | 48,098 |
| Professional fees | 115,894 | 26,956 | 14,495 | 8,720 |
| Property investigation | 186,563 | 10,000 | 196 | 50,062 |
| Rent | 78,874 | 1,416 | 13,049 | 19,084 |
| Salaries and benefits | 80,308 | - | - | 5,085 |
| Shareholders' communications | 373,446 | 10,466 | 74,107 | 128,356 |
| Travel | 70,096 | 8,378 | 34,151 | 148 |
| | (1,532,700) | (225,434) | (280,157) | (333,704) |
| **Interest income** | 196,101 | 1,892 | 7,424 | 11,818 |
| **Investment income** | 27,564 | - | 27,564 | - |
| **Gain on sale of marketable securities** | 100,703 | - | 100,703 | - |
| **Gain (loss) on foreign exchange** | 161,137 | (1,106) | (3,154) | (12,056) |
| **Loss on disposal of property, plant and equipment** | (4,186) | - | - | (4,186) |
| **Write-off of mineral properties (Note 2)** | (1,098,950) | (20,186) | (632,326) | (32,900) |
| **Write-off of deferred exploration costs (Note 2)** | (1,568,696) | (19,293) | (433,928) | (154,282) |
| **Write-down of marketable securities** | (374,526) | - | - | (374,526) |
| **Write-down of investments** | (146,449) | - | (146,449) | - |
| **Write-off of acquisition costs** | (100,722) | (1,772) | (98,950) | - |
| **Net loss for the period** | $ (4,340,724) | $ (265,899) | $(1,459,273) | $(899,836) |
| **Loss per share (Notes 2 and 10)** | | $ (0.10) | $ (0.53) | $ (0.35) |

The accompanying notes are an integral part of these consolidated financial statements.

**TRIBAND ENTERPRISE CORP.**
**(Formerly Triband Resource Corporation)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF CASH FLOWS**
(Expressed in Canadian Dollars)

| | Cumulative Amounts From October 7, 1994 to November 30, 2001 | Years Ended November 30, 2001 | 2000 | 1999 |
|---|---|---|---|---|
| **CASH FLOWS FROM OPERATING ACTIVITIES** | | | | |
| Net loss for the period | $ (4,340,724) | $ (265,899) | $ (1,459,273) | $ (899,836) |
| Items not affecting cash | | | | |
| Amortization | 16,280 | 3,097 | 4,376 | 212 |
| Investment income | (27,564) | - | (27,564) | - |
| Gain on sale of marketable securities | (100,703) | - | (100,703) | - |
| Loss on disposal of property, plant and equipment | 4,186 | - | - | 4,186 |
| Write-off of mineral properties | 1,098,950 | 20,186 | 632,326 | 32,900 |
| Write-off of deferred exploration costs | 1,568,696 | 19,293 | 433,928 | 154,282 |
| Write-down of marketable securities | 374,526 | - | - | 374,526 |
| Write-down of investments | 146,449 | - | 146,449 | - |
| Write-off of acquisition costs | 100,722 | 1,772 | 98,950 | - |
| Changes in non-cash working capital items | | | | |
| (Increase) decrease in receivables | (15,986) | (6,000) | (8,672) | 3,559 |
| (Increase) decrease in prepaid expenses | (6,230) | 15,720 | 9,742 | (25,589) |
| (Increase) decrease in due from affiliated companies | - | - | 29,327 | (29,327) |
| Increase in accounts payable and accrued liabilities | 102,035 | 63,225 | 16,464 | 10,989 |
| Increase (decrease) in due to affiliated company | 2,594 | (2,968) | 5,562 | (69,548) |
| Net cash used in operating activities | (1,076,769) | (151,574) | (219,088) | (443,646) |
| **CASH FLOWS FROM INVESTING ACTIVITIES** | | | | |
| Proceeds on sale of marketable securities | 488,027 | - | 488,027 | - |
| Property, plant and equipment acquired | (38,196) | (964) | (14,660) | (1,411) |
| Proceeds on disposal of property, plant and equipment | 6,183 | - | - | 6,183 |
| Acquisition of mineral properties | (498,950) | (20,186) | (132,577) | (97,106) |
| Increase in deferred exploration costs | (1,566,499) | (19,293) | (88,823) | (224,791) |
| Increase in investments | (1,009,022) | (1,772) | (98,950) | (146,450) |
| Net cash (used in) provided by investing activities | $ (2,618,457) | $ (42,215) | $ 153,017 | $ (463,575) |

- Continued –

The accompanying notes are an integral part of these consolidated financial statements.

**TRIBAND ENTERPRISE CORP.**
**(Formerly Triband Resource Corporation)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF CASH FLOWS** (Cont'd…)
(Expressed in Canadian Dollars)

| | Cumulative Amounts From October 7, 1994 to November 30, 2001 | Years Ended November 30, 2001 | 2000 | 1999 |
|---|---|---|---|---|
| *Continued…* | | | | |
| **CASH FLOWS FROM FINANCING ACTIVITIES** | | | | |
| Issuance of capital stock, net of issuance costs | $3,630,059 | $ - | $ 176,361 | $ 84,250 |
| Common shares committed to be issued | 125,000 | 125,000 | - | - |
| Net cash provided by financing activities | 3,755,059 | 125,000 | 176,361 | 84,250 |
| **Net change in cash and cash equivalents during the period** | 59,833 | (68,789) | 110,290 | (822,971) |
| **Cash and cash equivalents, beginning of period** | - | 128,622 | 18,332 | 841,303 |
| **Cash and cash equivalents, end of period** | $ 59,833 | $ 59,833 | $ 128,622 | $ 18,332 |

**Supplemental disclosures with respect to the consolidated statements of cash flows**

| | Cumulative Amounts From October 7, 1994 to November 30, 2001 | Years Ended November 30, 2001 | 2000 | 1999 |
|---|---|---|---|---|
| **Cash paid during the period for:** | | | | |
| Interest | $ - | $ - | $ - | $ - |
| Income taxes | $ - | $ - | $ - | $ - |

Since inception of the exploration stage, the Company has issued a total of 610,700 common shares (adjusted for roll-back) for non-cash consideration as follows:

| Year | Number of Shares | Amount | Consideration |
|---|---|---|---|
| 1999 | 10,700 | $ - | Finder's fee |
| 1996 | 600,000 | 600,000 | Acquisition of mineral property |

The accompanying notes are an integral part of these consolidated financial statements.

**TRIBAND ENTERPRISE CORP.**
**(Formerly Triband Resource Corporation)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY**
(Expressed in Canadian Dollars)

| | Number of Shares | Price | Common Shares Issued and Fully Paid | Common Shares Committed to be Issued | Deficit Accumulated During the Exploration Stage | Total |
|---|---|---|---|---|---|---|
| **Balance at November 30, 1998** | 2,456,903 | | $ 3,969,448 | $ - | $ (518,461) | $ 3,450,987 |
| Issuance of shares for cash | | | | | | |
| Private placement | 107,000 | 0.75 | 80,250 | | - | 80,250 |
| Exercise of options | 4,000 | 1.00 | 4,000 | | - | 4,000 |
| Issuance of shares for finder's fee | 10,700 | | - | | - | - |
| Net loss for the year | - | | - | | (899,836) | (899,836) |
| **Balance at November 30, 1999** | 2,578,603 | | 4,053,698 | | (1,418,297) | 2,635,401 |
| Issuance of shares for cash | | | | | | |
| Exercise of options | 25,000 | 0.75 | 18,750 | | - | 18,750 |
| Exercise of options | 113,190 | 0.85 | 96,211 | | - | 96,211 |
| Exercise of options | 38,500 | 1.00 | 38,500 | | - | 38,500 |
| Exercise of options | 3,000 | 2.25 | 6,750 | | - | 6,750 |
| Exercise of warrants | 19,000 | 0.85 | 16,150 | | - | 16,150 |
| Net loss for the year | - | | - | | (1,459,273) | (1,459,273) |
| **Balance at November 30, 2000** | 2,777,293 | | 4,230,059 | | (2,877,570) | 1,352,489 |
| Change in accounting policy (Note 2) | | | | | (1,197,255) | (1,197,255) |
| Common shares committed to be issued (Note 8) | - | | - | 125,000 | - | 125,000 |
| Net loss for the year | - | | - | - | (265,899) | (265,899) |
| **Balance at November 30, 2001** | 2,777,293 | | $ 4,230,059 | $125,000 | $(4,340,724) | $ 14,335 |

The accompanying notes are an integral part of these consolidated financial statements.

## 1. NATURE AND CONTINUANCE OF OPERATIONS

The Company's principal business activity is the exploration and development of mineral properties.

Effective July 9, 2001, the Company changed its name from Triband Resource Corporation to Triband Enterprise Corp.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

During the year ended November 30, 2000, the Company decided to change its business focus to internet or high tech ventures and completed a filing with the Canadian Venture Exchange regarding the Company's intention to change its business (Note 7). The Company was unable to complete its change of business and decided to maintain its principal activity in the exploration and development of mineral properties.

The Company's consolidated financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. However, the Company does not generate sufficient cash flow from operations to adequately fund its activities and has therefore relied principally upon the issuance of securities for financing. Future capital requirements will depend on many factors including the Company's ability to execute its business plan. The Company intends to continue relying upon the issuance of securities to finance its future activities but there can be no assurance that such financing will be available on a timely basis under terms acceptable to the Company. Although these consolidated financial statements do not include any adjustments that may result from the inability to secure future financing, such condition would have a material adverse effect on the Company's business, results of operations and financial condition.

## 2. CHANGE IN ACCOUNTING POLICY

Effective December 1, 2000, the Company has adopted the new accounting guideline AcG-11 "Enterprises in the Development Stage", issued by the Canadian Institute of Chartered Accountants. The adoption of AcG-11 will result in a change in the Company's accounting policy relating to mineral properties and deferred exploration costs. The Company has adjusted the opening balance of deficit for previously capitalized mineral properties and deferred exploration costs, and will expense future mineral properties and exploration costs as incurred.

## 3. SIGNIFICANT ACCOUNTING POLICIES

**Use of estimates**

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include investments.

## 3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

### Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.). All significant intercompany balances and transactions have been eliminated.

### Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

### Financial instruments

The Company's financial instruments consist of cash and equivalents, receivables, accounts payable and accrued liabilities and due to affiliated company. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

### Mineral properties and deferred exploration costs

The Company has adopted the new accounting guideline AcG-11 "Enterprises in the Development Stage", issued by the Canadian Institute of Chartered Accountants. The adoption of AcG-11 will result in a change in the Company's accounting policy relating to mineral properties and deferred exploration costs. The Company will expense future mineral properties and exploration costs as incurred until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence exists in the opinion of Management to support the recognition of an asset.

### Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

### Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities because it is at an early stage of exploration. Estimated future removal and site restoration costs are considered minimal.

## 3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

### Property, plant and equipment and amortization

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives using the declining balance method at rates of 20% and 30% per annum.

### Investments

The Company's long-term investments are accounted for on the cost basis. The investments will be written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

### Capital stock

The proceeds from the exercise of stock options, warrants and escrow shares are credited to capital stock in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

### Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year end are included in statements of operations.

### Loss per share

Loss per share is based on the weighted average number of common shares outstanding during the year.

Diluted earnings per share consider the dilutive impact of the conversion of outstanding stock options and warrants as if the events had occurred at the beginning of the year. For all the years presented, this calculation proved to be anti-dilutive.

### Stock-based compensation

The Company grants stock options as described in Note 8. No compensation expense is recognized when stock options are granted.

### Income taxes

Future income taxes are recorded for using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

(Expressed in Canadian Dollars)

## 4. PROPERTY, PLANT AND EQUIPMENT

| | | | Net Book Value | |
|---|---|---|---|---|
| | Cost | Accumulated Amortization | 2001 | 2000 |
| Office furniture and equipment | $ 6,984 | $2,559 | $4,425 | $ 4,447 |
| Computer equipment | 10,050 | 5,125 | 4,925 | 7,036 |
| | $17,034 | $7,684 | $9,350 | $11,483 |

## 5. MINERAL PROPERTIES

The Company has entered into the following agreements to acquire interests in various mineral claims:

| | 2001 | 2000 |
|---|---|---|
| **Staked Claims, Nevada, U.S.A.** | | |
| A 100% interest in certain claims by staking and by entering into an option agreement. During the current year, the Company wrote-off previously capitalized costs to statements of operations and adjusted opening deficit. | $ - | $ 413,538 |

**Future mineral property payments**

a) The Company is required to pay annual filing fees totaling US$15,000 to renew the licenses on its Nevada claims.

b) On certain of its Nevada claims, the Company is required to pay or incur the following to earn its 100% interest:

i) 2.5% NSR production royalty, to a payout purchase price of US$2,000,000, upon exercise of the option;

ii) Incur expenditures totaling US$15,000 by July 9, 2002.
Incur expenditures totaling US$20,000 by July 9, 2003.
Incur expenditures totaling US$25,000 each by July 9, 2004 and during each of the following year during the lease term.
The maximum required total work commitment from the date of this lease shall be $250,000.

**Title to mineral properties**

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

(Expressed in Canadian Dollars)

## 6. DEFERRED EXPLORATION COSTS

The following is a summary of the deferred exploration costs incurred during 2001 and 2000:

| | British Columbia | Nevada | Total |
|---|---|---|---|
| Balance at December 1, 1999 | $ 422,682 | $ 706,140 | $ 1,128,822 |
| Assaying the sample preparation | - | 11,908 | 11,908 |
| Field expenditures | - | 4,380 | 4,380 |
| Geological consulting | - | 61,193 | 61,193 |
| Report preparation and mapping | - | 22 | 22 |
| Travel | - | 11,320 | 11,320 |
| Expenditures incurred during the year | - | 88,823 | 88,823 |
| Written-off during the year | (422,682) | (11,246) | (433,928) |
| | (422,682) | 77,577 | (345,105) |
| Balance at November 30, 2000 | - | 783,717 | 783,717 |
| Field expenditures | - | 2,355 | 2,355 |
| Geological consulting | - | 16,312 | 16,312 |
| Travel | - | 626 | 626 |
| Expenditures incurred during the year | - | 19,293 | 19,293 |
| Written-off during the year | | (19,293) | (19,293) |
| Change in accounting policy (Note 2) | - | (783,717) | (783,717) |
| | - | (783,717) | (783,717) |
| Balance at November 30, 2001 | $ - | $ - | $ - |

## 7. INVESTMENTS

| | 2001 | 2000 |
|---|---|---|
| Investments is comprised of: | | |
| Puresource, Inc. | $ 1 | $ 1 |
| Clearant, Inc. | 27,564 | 27,564 |
| | $ 27,565 | $ 27,565 |

(Expressed in Canadian Dollars)

## 7. INVESTMENTS (cont'd...)

### Puresourse, Inc.

During the year ended November 30, 1999, the Company acquire 240,000 common shares of Puresource, Inc. ("Puresource"), a private company incorporated in the State of Washington, United States for $146,450. The investment is accounted for using the cost basis.

Effective August 19, 1999, Puresource sold all of its assets to Clearant, Inc. ("Clearant"), a private company incorporated in the State of California, United States. As consideration, Puresource was issued 3,000,000 shares of Clearant with a fair value of $2,837,650 (US$1,900,000) or $0.95 (US$0.63) per share determined by an independent valuation at date of closing and promissory notes convertible into common shares at the discretion of Clearant totaling $1,642,850 (US$1,100,000).

Upon completion of the sale, the shareholders of Puresource resolved to wind up the corporation. In October 2000, the Company received a distribution of assets from Puresource consisting of 29,015 Clearant shares. The distribution of assets by Puresource to its shareholders is considered a non-monetary non-reciprocal transfer and is accounted for on the basis of the recorded value of the resources transferred. As such, the 29,015 Clearant shares are recorded by the Company at $0.95 per share for a total value of $27,564. If, as and when Puresource distributes further assets to its owners prior to dissolution, the transfer will be accounted for on the same basis.

Concurrently, the investment in shares of Puresource has been written down by $146,449 to a nominal value of $1. The balance of the investment will be written-off in the financial statements at the date of formal wind up and dissolution of the corporation.

### eFinancial Training.com Inc.

On May 2, 2000, the Company entered into a letter of intent with eFinancial Training.com Inc. ("eFinancial") and the sole shareholder of eFinancial, pursuant to which the Company agreed to acquire all of the issued and outstanding shares of eFinancial for a purchase price of $1,575,000 to be payable by 3,500,000 performance escrow common shares of the Company. Concurrent with the acquisition, the Company announced its intention to proceed with a private placement of 1,800,000 units at the price of $0.45 per unit.

The Company subsequently determined not to proceed with the acquisition of eFinancial and the private placement due to certain difficulties. Consequently, all costs (recoveries) relating to this acquisition, totaling $(1,650) (2000 - $98,950), were written-off to operations.

### Via Vis Technologies Inc.

On January 27, 2001, the Company entered into an agreement with Via Vis Technologies Inc. ("Via Vis") and its principal shareholders whereby the Company has agreed, among other things, to acquire all of the issued and outstanding shares of Via Vis in exchange of 41,500,000 common shares of the Company.

The Company subsequently determined not to proceed with the acquisition of Via Vis due to certain difficulties. Consequently, all costs relating to this acquisition totaling $3,422 (2000 - $Nil), were written-off to operations.

(Expressed in Canadian Dollars)

**7. INVESTMENTS** (cont'd...)

**Indico Technologies Corporation**

In September 1998, the Company acquired 704,225 units in Indico Technologies Corporation ("Indico"), a publicly listed company, for $761,850. Each unit consisted of one common share and one share purchase warrant to acquire an additional share for US$1.42 expiring on September 11, 2000. During the year ended November 30, 1999, the Company reclassified this investment to marketable securities in current assets, and wrote down the shares by $374,526 to their market value of $387,324. During the year ended November 30, 2000, the shares were sold for proceeds of $488,027, resulting in a net gain on sale of $100,703.

**8. CAPITAL STOCK**

| | Number of Shares | Amount |
|---|---|---|
| Authorized | | |
| Unlimited number of common shares without par value | | |
| Unlimited number of preferred shares, issuable in series | | |
| Common shares issued | | |
| As at November 30, 1998 | 2,456,903 | $3,969,448 |
| For cash – private placement | 107,000 | 80,250 |
| For cash – exercise of options | 4,000 | 4,000 |
| For finder's fee | 10,700 | - |
| As at November 30, 1999 | 2,578,603 | 4,053,698 |
| For cash – exercise of options | 179,690 | 160,211 |
| For cash – exercise of warrants | 19,000 | 16,150 |
| As at November 30, 2000 and 2001 | 2,777,293 | $4,230,059 |

Effective August 22, 2001, the Company decided to consolidate its shares on a one new share for every five old shares basis. The effects of the consolidation have been applied on a retroactive basis.

**Common shares committed to be issued**

Pursuant to a private placement, the Company received $125,000 and committed to issue 1,250,000 common shares at $0.10 per share and 1,250,000 share purchase warrants entitling the holders to purchase an additional 1,250,000 common shares at a price of $0.12 per share until October 10, 2002 and at a price of $0.15 per share until October 10, 2003 (Note 14b and c).

(Expressed in Canadian Dollars)

## 8. CAPITAL STOCK (cont'd...)

**Stock options**

The Company, in accordance with the policies of the Canadian Venture Exchange, is authorized to grant options to directors, employees and consultants, to acquire up to 10% of issued and outstanding common stock. The exercise price of each option equals the average market price of the Company's stock as calculated over the ten trading days preceding the date of grant. The options can be granted for a maximum term of 5 years. The consolidation of the Company's outstanding options on a one new for every five old basis as a result of the consolidation of the Company's common stock. The effects of the consolidations have been applied on a retroactive basis.

The following incentive stock options were outstanding at November 30, 2001:

| Number of Shares | Exercise Price | Expiry Date |
|---|---|---|
| 5,000 | 0.75 | May 8, 2002 |
| 5,000 | 1.20 | June 10, 2003 |
| 25,000 | 0.75 | June 10, 2003 |
| 40,000 | 1.20 | February 10, 2005 |
| 32,000 | 1.55 | February 22, 2005 |
| 95,000 | 2.60 | April 4, 2005 |

## 9. RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions with related parties as follows:

a) The Company paid $10,000 (2000 – $6,787; 1999 - $123,954) to directors or companies controlled by directors for geological services which have been expensed as property investigation costs.

b) The Company paid $70,000 (2000 - $101,250; 1999 - $55,000) in consulting fees and shareholders' communications to directors of the Company.

c) $28,375 (2000 - $1,166) included in accounts payable and accrued liabilities to directors or to a company controlled by a director for geological services.

Amounts due to or from affiliated companies are unsecured, non-interest bearing, with no fixed terms of repayment.

## 10. LOSS PER SHARE

Loss per share is calculated using the weighted-average number of common shares outstanding during the fiscal year. For this purpose, share consolidations are reflected on a retroactive basis to the preceding years. The weighted-average number of common shares outstanding used to calculate loss per share are as follows:

| | |
|---|---|
| 2001 fiscal year | 2,777,293 |
| 2000 fiscal year | 2,675,356 |
| 1999 fiscal year | 2,489,049 |

(Expressed in Canadian Dollars)

## 11. INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 44.71% (2000 – 45.62%) are as follows:

| | 2001 | 2000 |
|---|---|---|
| Net loss for the year | $ (265,899) | $ (1,459,273) |
| Income tax recovery at combined basic Canadian Federal and Provincial tax rate: 44.71% (2000 – 45.62%) | 118,883 | 665,720 |
| Foreign tax rates differentials | (13,707) | (30,712) |
| Permanent differences | - | 577 |
| Tax benefit of losses not recognized in current year | (105,176) | (635,585) |
| Income tax recovery | $ - | $ - |

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

| | 2001 | 2000 |
|---|---|---|
| Future income tax: | | |
| Property, plant and equipment | $ 12,200 | $ 9,100 |
| Mineral properties | 282,700 | 288,500 |
| Deferred exploration costs | 189,000 | 192,800 |
| Issuance costs | 110,600 | 112,800 |
| Losses available for future periods | 1,116,400 | 999,300 |
| | 1,710,900 | 1,602,500 |
| Valuation allowance | (1,710,900) | (1,602,500) |
| | $ - | $ - |

The above losses available for future periods include US operating losses by applying the income tax rates of 34% (2000 – 34%).

These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

(Expressed in Canadian Dollars)

**11. INCOME TAXES** (cont'd…)

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $1,055,000 (2000 $1,055,000) and operating losses of approximately $1,548,300 (2000 $1,294,900) available to reduce future Canadian taxable income. The Company also has operating losses from US subsidiary of approximately $1,247,700 (2000 -$1,201,600) available to reduce US taxable income. These losses expire as follows:

| | | |
|---|---|---|
| 2002 | $ 11,000 | $ - |
| 2003 | 96,000 | - |
| 2004 | 194,300 | - |
| 2005 | 321,300 | - |
| 2006 | 504,600 | - |
| 2007 | 167,700 | - |
| 2008 | 253,400 | - |
| 2017 | - | 185,000 |
| 2018 | - | 483,800 |
| 2019 | - | 321,800 |
| 2020 | - | 211,000 |
| 2021 | | 46,100 |
| | $1,548,300 | $1,247,700 |

**12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES**

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

**Stock Based Compensation**

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB25"). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted. As at November 31, 2001, no compensation cost would have been recorded for any period under this method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.

SFAS 123, however allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25. Canadian generally accepted accounting principles do not require the reporting of any stock based compensation expense in the Company's financial statements.

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

**Stock Based Compensation** (cont'd...)

For compliance with United States generally accepted accounting principles, the Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date. As at November 30, 2001, compensation expense totaling $704,826 has been incurred. In determining the fair value of these incentive stock options, the following assumptions were used:

| | 2001 | 2000 | 1999 |
|---|---|---|---|
| Risk free interest rate | 4% | 6.16% | 5.50% |
| Expected life | 5 years | 5 years | 5 years |
| Expected volatility | 68% | 161% | 147% |
| Expected dividends | - | - | - |

The following is a summary of the status of stock options outstanding at November 30, 2001:

| | Outstanding Options | | | Exercisable Options | |
|---|---|---|---|---|---|
| Range of Exercise Prices | Number | Weighted Average Remaining Contractual Life (Years) | Weighted Average Exercise Price | Number | Weighted Average Exercise Price |
| $ 0.75 | 30,000 | 1.97 | $ 0.75 | 30,000 | $ 0.75 |
| 1.20 – 1.55 | 77,000 | 3.10 | 1.35 | 77,000 | 1.35 |
| 2.60 | 95,000 | 3.35 | 2.60 | 95,000 | 2.60 |

The consolidation of the Company's outstanding options on a one new for five old basis as a result of the consolidation of the Company's common stock. The effects of the consolidations have been applied on a retroactive basis.

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

**Stock Based Compensation** (cont'd…)

The following is a summary of the stock based compensation plan during 2001, 2000 and 1999:

| | Number of Shares | | Weighted Average Exercise Price |
|---|---|---|---|
| Outstanding and exercisable at December 1, 1998 | 241,500 | | $ 1.80 |
| Granted | 113,190 | | 0.85 |
| Exercised | (4,000) | | 1.00 |
| Forfeited | (109,000) | | 1.95 |
| Outstanding and exercisable at November 30, 1999 | 241,690 | | |
| Weighted average fair value of options granted during 1999 | | $ 1.90 | |
| Granted | 183,000 | | 2.05 |
| Exercised | (179,690) | | 0.85 |
| Forfeited | - | | - |
| Outstanding and exercisable at November 30, 2000 | 245,000 | | |
| Weighted average fair value of options granted during 2000 | | $ 1.80 | |
| Granted | - | | - |
| Exercised | - | | - |
| Forfeited | (43,000) | | 1.50 |
| Outstanding and exercisable at November 30, 2001 | 202,000 | | |
| Weighted average fair value of options granted during 2001 | | $1.85 | |

**Income taxes**

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

**Mineral properties and deferred exploration costs**

During the current year, the Company's decision to adopt a policy of expensing all mineral properties and deferred exploration costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US GAAP. Accordingly, and in contrast to the disclosure provided here in previous years, the Company considers that no US/Canadian GAAP difference exists in respect to mineral properties and deferred exploration costs in these financial statements.

**Trading securities and available-for-sale securities**

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value. Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary. Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), unrealized holding gains and losses for trading securities are included in statements of operations. Unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders' equity until realized.

The fair value of the Company's investment in Indico Technologies Corporation ("Indico) (Note 7) at November 30, 1998 was $718,310, resulting in a $43,540 unrealized holding loss. Under SFAS No. 115, this loss is reported as a separate component of shareholders' equity at November 30, 1998. During the year ended November 30, 1999, this investment was reclassified as trading securities. At November 30, 1999 the fair value was $387,324, resulting in a $374,526 unrealized holding loss, which, under both SFAS No. 115 and Canadian generally accepted accounting principles, was included in statements of operations.

**Comprehensive Income**

SFAS No. 130, "Reporting Comprehensive Income", addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the years ended November 30, 2001, 2000 and 1999, there were no other items of comprehensive income.

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

### Recent accounting pronouncements

In July, 2001, the FASB issued SFAS Nos. 141 and 142 ("FAS 141" and 'FAS 142"), "Business Combinations" and "Goodwill and Other Intangible Assets." FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company is required to adopt FAS 141 and 142 on a prospective basis as of January 1, 2002. The Company has not recorded any goodwill and, therefore, the application of FAS 141 and 142 will not have a material affect on its consolidated financial position or results of operations.

In August 2001, the FASB issued FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 replaces FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The FASB issued FAS 144 to establish a single accounting model, based on the framework established in FAS 121, as FAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions." FAS 144 also resolves significant implementation issues related to FAS-121. Companies are required to adopt FAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt FAS 144 as of January 1, 2002. The Company has determined that the application of FAS 144 will not have a material affect on its consolidated financial position or results of operations.

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

The impact of the above differences between Canadian and United States generally accepted accounting principles on statement of loss, as reported, is as follows:

| | Cumulative Amounts From October 7, 1994 to November 30, 2001 | Years Ended November 30, 2001 | 2000 | 1999 |
|---|---|---|---|---|
| Loss for the period as reported | $(4,340,724) | $(265,899) | $(1,459,273) | $ (899,836) |
| Less: | | | | |
| Compensation expense on granting of stock options | (704,826) | - | (476,404) | (120,471) |
| Acquisition of mineral properties | (1,098,950) | (20,186) | (132,577) | (97,106) |
| Deferred exploration costs | (1,568,696) | (19,293) | (88,823) | (224,791) |
| Add: | | | | |
| Write-off of mineral properties and deferred costs under Canadian generally accepted accounting principles | 2,667,646 | 39,479 | 1,066,254 | 187,182 |
| Loss for the period in accordance with United States generally accepted accounting principles | $(5,045,550) | $(265,899) | $(1,090,823) | $(1,155,022) |

(Expressed in Canadian Dollars)

**12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd…)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of deficit, as reported, is as follows:

| | Years Ended November 30, | | |
|---|---|---|---|
| | 2001 | 2000 | 1999 |
| Deficit, as reported | $(4,340,724) | $(2,877,570) | $(1,418,297) |
| Cumulative compensation expense on granting of stock options | (704,826) | (704,826) | (228,422) |
| Mineral property acquisition costs expensed under United States generally accepted accounting principles | - | (413,538) | (913,287) |
| Deferred exploration costs expensed under United States generally accepted accounting principles | - | (783,717) | (1,128,822) |
| | (704,826) | (1,902,081) | (2,270,531) |
| Deficit in accordance with United States generally accepted accounting principles | $(5,045,550) | $(4,779,651) | $(3,688,828) |

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of changes in shareholders' equity, as reported, is as follows:

| | Capital Stock | | Common Shares Committed | Deficit Accumulated During the | |
|---|---|---|---|---|---|
| | Number of Shares | Amount | To be Issued | Exploration Stage | Total |
| Shareholders' equity as reported November 30, 1999 | 2,578,603 | $4,053,698 | $ - | $ (1,418,297) | $ 2,635,401 |
| Mineral property acquisition costs expensed under United States generally accepted accounting principles | - | - | - | (913,287) | (913,287) |
| Deferred exploration costs expensed under United States generally accepted accounting principles | - | - | - | (1,128,822) | (1,128,822) |
| Compensation expense on granting of stock options | - | 228,422 | - | (228,422) | - |
| Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 1999 | 2,578,603 | $4,282,120 | $ - | $ (3,688,828) | $ 593,292 |

*- continued –*

(Expressed in Canadian Dollars)

## 12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

*Continued*

| | Capital Stock | | Common Shares Committed To be Issued | Deficit Accumulated During the Exploration Stage | Total |
|---|---|---|---|---|---|
| | Number of Shares | Amount | | | |
| Shareholders' equity as reported November 30, 2000 | 2,777,293 | $4,230,059 | $ - | $(2,877,570) | $1,352,489 |
| Mineral property acquisition costs expensed under United States generally accepted accounting principles | - | - | - | (413,538) | (413,538) |
| Deferred exploration costs expensed under United States generally accepted accounting principles | - | - | - | (783,717) | (783,717) |
| Compensation expense on granting of stock options | - | 704,826 | - | (704,826) | - |
| Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2000 | 2,777,293 | $4,934,885 | $ - | $(4,779,651) | $ 155,234 |

(Expressed in Canadian Dollars)

**12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd...)

*Continued*

| | Capital Stock | | Common Shares Committed To be Issued | Deficit Accumulated During the Exploration Stage | Total |
|---|---|---|---|---|---|
| | Number of Shares | Amount | | | |
| Shareholders' equity as reported November 30, 2001 | 2,777,293 | $4,230,059 | $ 125,000 | $(4,340,724) | $14,335 |
| Compensation expense on granting of stock options | - | 704,826 | - | (704,826) | - |
| Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2001 | 2,777,293 | $4,934,885 | $ 125,000 | $(5,045,550) | $14,335 |

**Loss per share**

SFAS No. 128 "Earnings Per Share" simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

The following loss per share information results under United States general accepted accounting principles:

| | 2001 | 2000 | 1999 |
|---|---|---|---|
| Net loss for the year under United States GAAP | $ (265,899) | $(1,090,823) | $(1,155,022) |
| Weighted average number of shares outstanding under United States GAAP (adjusted for roll-back) | 2,777,293 | 2,675,356 | 2,489,049 |
| Basic loss per share | $ (0.10) | $ (0.41) | $ (0.46) |

Diluted EPS has not been disclosed as the effect of the exercise of the Company's outstanding options and warrants would be anti-dilutive.

(Expressed in Canadian Dollars)

## 13. CONTINGENCY

### Environmental regulations

All phases of the Company's operations are subject to environmental regulations. Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees. Although presently, compliance with such laws is not a significant factor in the Company's operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company's operations.

## 14. SUBSEQUENT EVENTS

### Capital Stock

Subsequent to the year end the following shares and stock options were issued:

a) 475,337 Common shares for debt at $0.10 per share.

b) Subsequent to the year end, the Company received an additional $10,000 for the private placement. Pursuant to the private placement, the Company issued 1,350,000 Common shares at $0.10 per share and 1,350,000 share purchase warrants entitling the holders to purchase an additional 1,350,000 common shares at a price of $0.12 per share until October 10, 2002 and at a price of $0.15 per share until October 10, 2003. 750,000 share purchase warrants were exercised into 750,000 common shares at $0.12 per share.

c) 50,000 Common shares for finder's fee at $0.10 per share.

d) 505,000 incentive stock options at a price of $0.17 per share until February 27, 2007, canceling all previously granted incentive stock options.

## 15. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in current year.